EXHIBIT 99.1

Scandium International Mining Announces Updated Strategic Focus & Leadership Changes

RENO, NV / April 18, 2022 / Scandium International Mining Corp. (TSX:SCY) ("Scandium International" or the "Company") today announces it has completed an internal review of its portfolio of assets and projects. The purpose of this review was to determine the appropriate allocation of capital between the Company's scandium activities and the recently announced initiatives on Critical Metals Recovery (CMR) and High Purity Alumina (HPA). The board has decided that the best return on invested capital for its shareholders is to prioritize the Company's portfolio of scandium assets including the Nyngan Scandium Project that already holds a mining license and it will idle its CMR and HPA initiatives.

As a result of this updated strategic focus, there have been several management and board changes:

1.	Peter Evensen has been appointed interim CEO of the Company, replacing George Putnam;
2.	Willem P C Duyvesteyn, Chief Technical Officer and Director, has resigned his position and from the Board of Directors;
3.	Edward Dickinson, Chief Financial Officer, has resigned from his role as CFO; and
4.	Warren K. Davies has resigned from the Board of Directors.

William Harris, Chair of the Board of Directors, stated "George joined the Company in 2010 as our CEO and has played a key role in the evolution of the Company over 11 years, in particular, securing the mining license for our Nyngan scandium project in New South Wales, Australia while Willem joined the Company in 2009 and has provided significant value as CTO. On behalf of the entire Board of Directors, I thank all four individuals for their years of service to Scandium International Mining and wish them the very best in the future".

Peter Evensen, who is a Director, has been appointed Interim Chief Executive Officer, effective immediately. Mr. Evensen brings significant public company leadership experience and is well-positioned to advance the Company's strategy through the period of leadership transition, with the support of the Board of Directors.

Mr. Harris further stated "The Board intends to immediately conduct a search for the Company's next CEO. In the interim, Peter brings extensive capital markets experience to the Interim CEO position and is a member of Scandium Investments Ltd., the Company's largest shareholder. He will ably lead the Company through this leadership transition as we continue to focus on our scandium assets, including financing and advancing the Nyngan Scandium Project."

Mr. Evensen joined Scandium International Mining in June 2017 as a Director. Prior to joining the Company, he was President and Chief Executive Officer of Teekay Corporation until his retirement in early 2017.

Mr Evensen stated, "The board believes, as do I, the Nyngan Scandium Project, with a full mining license, is an extremely valuable asset in an OECD jurisdiction at a time when major aluminum producers across the globe are openly exploring the potential and merits of scandium, including investing in modular production for commercial sale of scandium. As the market for scandium grows and the need for scalable volumes arises, it is my firm belief that the Nyngan Scandium Project will grow in strategic value to all stakeholders. The best pathway forward to maximize value for shareholders of Scandium International is to maintain the position of Nyngan for when the market is ready for it and direct available capital resources toward that mission. I am excited about the future of scandium in global applications, and the role that Nyngan and Honeybugle, our other scandium property in NSW Australia, will play in that supply chain."

In addition to these changes, Peter Evensen and Chris Evensen, both directors of the Company, both intend to exercise previously issued and held options to acquire 500,000 shares at C$0.15 and 400,000 shares at $0.15, respectively, with immediate effect which will result in C$135,000 in cash proceeds being received by the Company.

ABOUT SCANDIUM INTERNATIONAL MINING CORP.

The Company is focused on developing its Nyngan Scandium Project, located in NSW, Australia, into the world's first scandium-only producing mine. The project is 100% owned by the Company, through our Australian subsidiary, EMC Metals Australia Pty Ltd.

The Company filed a NI 43-101 technical report in May 2016, titled "Feasibility Study - Nyngan Scandium Project". That feasibility study delivered an expanded scandium resource, a first reserve figure, and an estimated 33.1% IRR on the project, supported by extensive metallurgical test work and an independent, 10-year global marketing outlook for scandium demand.

For inquiries to Scandium International Mining Corp, please contact:

Peter Evensen (CEO)

Tel: (775) 355-9500

Harry de Jonge (Comptroller)

Tel: (702) 703-0178

Email: ir@scandiummining.com

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to statements regarding any future development of the project. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation: risks related to uncertainty in the demand for scandium. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.

SOURCE: Scandium International Mining Corp